CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CREXENDO, INC.,
as Buyer,

ESTECH HOLDINGS, INC.
as Seller

and

THE INDIVIDUALS LISTED ON EXHIBIT B,
as Owners and Stock Recipients

Dated as of March 1, 2026

Table of Contents
(continued)

Page

Table of Contents
(continued)

Exhibits

Schedules

Disclosure Schedules

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement"), dated as of March 1, 2026 (the "Effective Date"), is entered into by and between Crexendo, Inc., a Nevada corporation ("Buyer"), Estech Holdings, Inc., a Texas corporation ("Seller"), and each of the Persons identified as Owners on Exhibit B attached hereto (each an "Owner" and collectively, the "Owners"), and, for the limited purposes set forth in Sections 2.04 and 6.03, each of the Persons identified as Stock Recipients on Exhibit B attached hereto (each, a "Stock Recipient" and collectively, the "Stock Recipients"). Seller and the Owners are referred to collectively herein as the "Seller Parties" and the Seller Parties and Buyer are referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, immediately prior to the Restructuring (as defined below), the Owners owned one hundred percent (100%) of the issued and outstanding Equity Interests (the "ESI Stock") of Estech Systems, Inc., a Texas corporation (the "Legacy Company");

WHEREAS, immediately prior to the Restructuring, the Legacy Company owned one hundred percent (100%) of the issued and outstanding membership interests of each of ESI Hosted Services, LLC, a Texas limited liability company ("EHS"), and Estech Systems IP, LLC, a Texas limited liability company ("ESIP");

WHEREAS, as a condition and an inducement to Buyer entering into this Agreement, the following actions were taken at least three (3) days prior to Closing and have occurred in the following order (collectively, the "Restructuring"):

(a) On February 23, 2026, in anticipation of the execution of this Agreement and the closing of the transactions contemplated hereby, the Owners formed Seller with the intent for Seller to be classified as an "S corporation" for U.S. federal (and applicable state and local) income Tax purposes;

(b) On February 24, 2026, (i) each of the Owners contributed his respective ESI Stock to Seller in exchange for 100% of the issued and outstanding Equity Interest (i.e., capital stock) of Seller and issued in the same percentages held by the Owners in the Legacy Company immediately before the contribution (collectively, the "Contribution"), and (ii) Seller caused to be duly executed and mailed (in a manner that permits mailing to be treated as filing) IRS Form 8869 to the Internal Revenue Service to cause the Legacy Company to become a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code for U.S. federal income and applicable state and local income Tax purposes, effective as of the date of the Contribution (the "QSUB Election");

(c) On February 25, 2026, which is at least one (1) day after the mailing of the executed QSUB Election to the Internal Revenue Service and at least two (2) days prior to the Effective Date, Seller caused the Legacy Company to be converted into Estech Systems, LLC, a Delaware limited liability company ("Estech Delaware" and together

with the Legacy Company prior to the consummation of the Conversions, the "Company") (the "Conversion");

(d) On the same date as the Conversion, the Company and Seller caused EHS to duly execute and mail (in a manner that permits mailing to be treated as filing) an IRS Form 8832, *Entity Classification Election* to cause EHS to elect to be treated as an entity disregarded as separate from Seller for U.S. federal income and applicable state and local income Tax purposes effective as of the date of the Conversions (the "EHS Entity Classification Election"); and

(e) On or before February 26, 2026, which is at least one (1) day after the mailing of the executed QSUB Election to the Internal Revenue Service and at least one (1) day prior to the Effective Date, Seller and the Company shall have caused the Equity Interest of ESIP to be spun off and distributed to Seller as part of the Restructuring, such that ESIP is wholly-owned by Seller as of the Effective Date (such distribution, the "ESIP Distribution");

WHEREAS, the Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes: (a) the Contribution together with the QSub Election be treated as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code and pursuant to Revenue Ruling 2008-18; (b) the Conversion be a disregarded transaction; (c) the EHS Entity Classification Election be a disregarded transaction; and (d) the ESIP Distribution be a disregarded transaction; and each of the Company and EHS be disregarded as entities separate from Seller as of the Effective Date;

WHEREAS, the Company and EHS are engaged in the business of providing VOIP phone systems and cloud-based and on-premises phone systems and business communication products and services, as well as other related products and services (the "Business");

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, one hundred percent (100%) of the issued and outstanding Equity Interest (i.e., the limited liability company membership interests) of the Company (the "Purchased Interests"), on the terms and subject to the conditions set forth in this Agreement (the "Acquisition"); and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Acquisition and the other transactions contemplated hereby.

ARTICLE I
DEFINED TERMS

Section 1.01 Certain Defined Terms. Any terms used by not defined herein shall have the meanings given to such terms in Exhibit A attached hereto.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Purchased Interests, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws), for the aggregate consideration specified in this Article II.

Section 2.02 Purchase Price. The aggregate purchase price for the Purchased Interests shall be Thirty-Five Million and No/100 Dollars ($35,000,000.00) (the "Purchase Price"), subject to adjustment pursuant to this Article II. The Purchase Price shall be paid to Seller as follows: (a) Twenty-Seven Million Three Hundred Thousand and No/100 Dollars ($27,300,000.00) will be paid in accordance with Section 2.03 (the "Cash Consideration"); and (b) Seven Million Seven Hundred Thousand and No/100 Dollars ($7,700,000.00) will be paid in the form of the issuance of the common stock of Crexendo, Inc. ("Buyer Common Stock") as determined, calculated and issued in accordance with Section 2.04 (the "Stock Consideration").

Section 2.03 Closing Payment. At the Closing, Buyer shall pay, or cause to be paid, to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller prior to the Closing, an aggregate amount in cash equal to (a) the Cash Consideration, plus (b) the Estimated Working Capital Overage, if any, minus (c) the Estimated Working Capital Underage, if any, minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Transaction Expenses, minus (f) the Escrow Amounts, minus (g) the Estimated Option Proceeds and Expenses (such resulting amount calculated by the foregoing clauses (a) through (g), the "Estimated Closing Payment"). At Closing, Buyer shall also pay, or cause to be paid, to the Company, the Estimated Option Proceeds and Expenses. Within five (5) Business Days following Closing, Buyer shall cause the Company to process payroll and pay to the applicable option holders of the Seller or the Company such amounts to which the Estimated Closing Payment relates. For the avoidance of doubt, all options of any option holders shall be cashed out at or in connection with Closing even though the payment for such options may not be processed through the Company's payroll until following Closing.

Section 2.04 Stock Consideration. Within fifteen (15) days following Closing, Buyer shall issue, or cause to be issued, the aggregate the number of shares of Buyer Common Stock equal to the quotient of $7,700,000.00 divided by the Average Share Price. The Stock Consideration shall be issued to the Persons and in the amounts set forth on Schedule 2.04 attached hereto, to which the Seller Parties and the Stock Recipients expressly approve and consent. Each of the Stock Recipients shall cooperate with Buyer to provide all necessary information and documentation necessary or advisable to issue the Stock Consideration.

Section 2.05 Seller Deliverables. At the Closing, Seller shall deliver, or cause to be delivered:

(a) to Buyer, an assignment of membership interest of the Purchased Interests, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws), duly endorsed in blank;

(b) to Buyer, a duly completed and executed IRS Form W-9 from Seller dated no more than ten (10) Business Days prior to the Closing Date;

(c) to Buyer, resignations of the officers and managers of the Company as may be required by Buyer, in each case duly executed by such officers and managers;

(d) to Buyer, counterparts to the Seller Restrictive Covenants Agreement, duly executed by Seller;

(e) to Buyer, counterparts to the Owner Restrictive Covenants Agreement, duly executed by the applicable Owners;

(f) to Buyer, the consents, waivers, approvals and notices set forth on Schedule 2.05(f) each in form and substance reasonably acceptable to Buyer;

(g) to Buyer, payoff and release letters from the holders of the Estimated Closing Indebtedness that (i) reflect the amounts required in order to pay in full such Closing Indebtedness along with payment instructions, (ii) provide that, upon payment in full of the amounts indicated, all Encumbrances with respect to the properties and assets of the Company, shall be terminated and of no further force and effect, together with creditor approval for Buyer to file upon payoff of the Estimated Closing Indebtedness applicable UCC-3 termination statements with respect to the financing statements filed against the properties and assets of the Company by the holders of such Encumbrances, and (iii) are otherwise in form and substance reasonably acceptable to Buyer (the "Payoff Letters");

(h) to Buyer, all documentation necessary to obtain releases of all Encumbrances, other than restrictions on transfer arising under applicable state or federal securities Laws, on the properties and assets of the Company or the Purchased Interests, including creditor approval for Buyer to file upon payoff of the Estimated Closing Indebtedness appropriate UCC termination statements, in each case in form and substance reasonably acceptable to Buyer;

(i) to Buyer, true, correct and complete invoices reflecting all Estimated Transaction Expenses;

(j) to Buyer, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are (i) true and complete copies of all resolutions adopted by members and managers of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Documents; and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(k) to Buyer, a good standing certificate (or its equivalent) from the Secretary of State of Texas for Seller, the Company and EHS from the secretary of state or similar

Governmental Authority of the jurisdiction under the Laws in which Seller, the Company and EHS are organized;

(l) to Buyer, an electronic copy, in the form of a USB drive or downloadable link (which shall remain active for at least thirty (30) days post-Closing), of the Virtual Data Room;

(m) to Buyer, estoppel certificates for each Leased Real Property in form satisfactory to Buyer, duly executed by the applicable lessor of each Leased Real Property;

(n) to the Escrow Agent, counterparts to the Indemnification Escrow Agreement and the Purchase Price Adjustment Escrow Agreement, in each case duly executed by Seller;

(o) to Buyer, evidence of binding and issuance of the Tail Policy;

(p) to Buyer, a counterpart to the IP License Agreement, duly executed by the IP Holder;

(q) an Assignment of Sales Agent Agreements (the "Sales Agent Assignment"), duly executed by the Company; and

(r) to Buyer, a termination of that certain Shareholder Agreement by and among the Owners and the Legacy Company, duly executed by the Owners and the Legacy Company.

Section 2.06 Buyer Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered:

(a) to Seller, the Estimated Closing Payment in accordance with Section 2.03;

(b) to the applicable third parties, (i) the Estimated Closing Indebtedness to the extent set forth in the Payoff Letters by wire transfer of immediately available funds in accordance with the Payoff Letters; (ii) the Estimated Transaction Expenses by wire transfer of immediately available funds in accordance with the corresponding invoices; and (iii) the Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds to the Escrow Agent, in each case in accordance with the Escrow Agreements;

(c) to the Stock Recipients, the Stock Consideration, in accordance with Section 2.04;

(d) to the Escrow Agent, counterparts to the Indemnification Escrow Agreement and the Purchase Price Adjustment Escrow Agreement, in each case duly executed by Buyer;

(e) to Seller, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are (i) true and complete copies

of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Documents; and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(f) to Seller, counterparts to the Seller Restrictive Covenants Agreement, duly executed by Buyer;

(g) to Seller, counterparts to the Owner Restrictive Covenants Agreement, duly executed by Buyer;

(h) to Seller, a counterpart to the IP License Agreement, duly executed by Buyer; and

(i) to Seller, a counterpart to the Sales Agent Assignment, duly executed by Buyer.

Section 2.07 Purchase Price Adjustments.

(a) At least two (2) Business Days prior to the Closing Date Seller shall deliver to Buyer a statement (the "Estimated Closing Statement"), duly executed by an authorized officer of Seller, setting forth and certifying (i) a good faith estimate of the Closing Working Capital (the "Estimated Working Capital"); (ii) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target (any such amount, the "Estimated Working Capital Overage"); (iii) the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target (any such amount, the "Estimated Working Capital Underage"); (iv) a good faith estimate of the Closing Indebtedness (the "Estimated Closing Indebtedness") along with the Payoff Letters; (v) a good faith estimate of the Closing Transaction Expenses (the "Estimated Transaction Expenses") along with true, correct and complete invoices reflecting all amounts; (vi) a good faith calculation of the Closing Option Proceeds and Expenses (the "Estimated Option Proceeds and Expenses"); and (vii) a calculation, based on the foregoing and the Cash Consideration, of the Estimated Closing Payment.

(b) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Closing Statement") setting forth, in reasonable detail, its good faith determination of (i) the Closing Working Capital; (ii) the Closing Indebtedness; (iii) the Closing Transaction Expenses; (iv) the Closing Option Proceeds and Expenses; and (v) a calculation, based on the foregoing and the Cash Consideration, of the Closing Date Payment.

(c) After receipt of the Closing Statement, Seller shall have thirty (30) days (the "Review Period") to review the Closing Statement. During the Review Period, Seller and Seller's accountants shall have reasonable access to the relevant books and records of the

Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections; *provided,* that such access shall be during normal business hours of the Company and shall be in a manner that does not interfere with the normal business operations of Buyer or the Business of the Company.

(d) On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Statement of Objections"). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement shall be deemed to have been accepted by Seller and shall be final, conclusive and binding on the Parties. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final, conclusive and binding on the Parties.

(e) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts") shall be submitted to BDO USA, P.C. for resolution or, if BDO USA, P.C. is unable or unwilling to serve, to the office of an impartial regionally recognized firm of independent certified public accountants agreed upon by Seller and Buyer (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any applicable adjustments to the Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the relative merits of the specific items under dispute by the Parties, and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(f) The fees and expenses of the Independent Accountant shall be paid by Seller on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. By way of example, if the total disputed items submitted to the Independent Accountant equal $100,000, and the Independent Accountant resolves $75,000 of such disputed items in favor of Seller Parties and $25,000 in favor of Buyer, then Seller Parties shall bear 25% of the Independent Accountant's fees and expenses and Buyer shall bear 75% of such fees and expenses.

(g) The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as Seller and Buyer shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its

adjustments to the Closing Statement shall be conclusive and binding upon the Parties, absent clear error.

(h) The final Closing Date Payment, as determined pursuant to this Section 2.07, shall be referred to as the "Final Closing Payment". Schedule 2.07(h) sets forth illustrative examples of the adjustment process and payments set forth below.

(i) If the Final Closing Payment exceeds the Estimated Closing Payment (such excess amount, the "Underpayment Amount"), then (A) Buyer and Seller shall provide joint written instructions to the Escrow Agent to promptly transfer from the Purchase Price Adjustment Escrow Amount all of the funds contained therein to an account designated by Seller, and (B) Buyer shall promptly transfer the balance of the Underpayment Amount to an account designated by Seller;

(ii) If the Final Closing Payment is equal to or less than the Estimated Closing Payment (such excess amount, if any, the "Overpayment Amount"), then Buyer and Seller shall provide joint written instructions to the Escrow Agent to deliver promptly from the Purchase Price Adjustment Escrow Amount all of the funds contained therein as follows:

(A) to Buyer, an amount equal to the lesser of: (x) the balance of the Purchase Price Adjustment Escrow Amount or (y) the Overpayment Amount; and

(B) if the Overpayment Amount is less than the balance of the Purchase Price Adjustment Escrow Amount (including if the Overpayment Amount is zero (0)), the Escrow Agent shall transfer the remainder of the funds in the Purchase Price Adjustment Escrow Amount to an account (or accounts) designated by Seller.

(iii) If the Overpayment Amount exceeds the balance of the Purchase Price Adjustment Escrow Amount, then Seller shall promptly pay such excess amount to the account designated by Buyer. In the sole discretion of Buyer, Buyer may instead recoup payment for such amount from the Indemnification Escrow Amount or by recourse, in the sole discretion of Buyer, (A) directly from Seller; (B) pursuant to Section 8.05(e); or (C) any combination of (A) or (B).

(i) Any payments made pursuant to this Section 2.07 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.08 Closing. The closing of the transactions contemplated by this Agreement and the Ancillary Documents (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") remotely by exchange of documents and signatures (or their electronic counterparts). The Closing shall be effective for all purposes as of 12:01 a.m., Central time on the Closing Date.

Section 2.09 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold relating to Company's employment payments (including relating to options) at or triggered by the Closing under any provision of Tax Law. Buyer and Seller agree to cooperate in good faith in determining whether and to what extent the amounts paid in respect of the Purchase Price may be subject to such withholding. In furtherance thereof, Buyer and Seller shall cooperate to prepare and file all forms, applications and other procedures to minimize any required withholdings, if any. All such withheld amounts (as finally determined) shall be treated as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE OWNERS

Seller, and to the extent expressly set forth in this Article III, the Owners, hereby represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization, Authority and Qualification of Seller. Seller is duly organized, validly existing and in good standing under the Laws of the State of Texas and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Seller is licensed or qualified to do business and is in good standing in the State of Texas. All actions taken by Seller in connection with this Agreement, the Ancillary Documents, the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized on or prior to the Closing.

Section 3.02 Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.03 No Conflicts; Consents. The execution and delivery by Seller of this Agreement and the other Ancillary Documents to which Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, directly or indirectly (a) violate, conflict with or result in (with or without notice or lapse of time) a violation or breach of any Law or Governmental Order to which Seller may be subject or (b) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any

consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Encumbrance pursuant to any Contract to which Seller is a party or by which Seller's assets or properties are bound or affected, in each case which would reasonably be expected, individually or in the aggregate, to impair Seller's ability to perform his or her obligations hereunder and to consummate the Acquisition, in each case, as applicable. No authorization of any Governmental Authority, or any other consent, waiver, approval, Governmental Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the consummation of the Acquisition.

Section 3.04 Litigation. There are no Actions by or against Seller or any Owners pending before any Governmental Authority or, to Seller's Knowledge or the Owner's Knowledge threatened, that (a) affect or could affect the Purchased Interests, any of the assets of Seller, or which could reasonably be expected to be materially adverse to the ability of Seller or any Owner to consummate the Acquisition; or (b) challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Document.

Section 3.05 Accredited Investor; No Registration of Stock Consideration.

(a) Seller Parties acknowledge that the Stock Consideration is being issued in reliance on exemptions from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act") and SEC Rule 506(b) promulgated thereunder, and as a result thereof, the Stock Consideration will be subject to restrictions on transfer as provided in SEC Rule 502(d) and cannot be transferred or distributed except as provided in this Section 3.05. Seller Parties further acknowledge that Section 6.03 imposes additional restrictions on the transfer of the Stock Consideration.

(b) Seller Parties acknowledge that (i) the Stock Consideration may not be transferred unless in compliance with the Lock-Up Provisions and (A) the Stock Consideration is sold pursuant to an effective registration statement under the Securities Act or (B) such Seller Party(ies) shall have delivered to Buyer a Rule 144 representation letter as contemplated in the Lock-Up Provisions; (ii) any sale of the Stock Consideration made in reliance on Rule 144 promulgated under the Securities Act (or a successor rule) may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of the Stock Consideration under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as set forth in the Lock-Up Provisions, neither Buyer nor any other Person is under any obligation to register the Stock Consideration under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case).

(c) Seller is an "accredited investor" as such term is defined in SEC Rule 501(a), promulgated under the Securities Act, is able to bear the economic risk of an investment in the Stock Consideration, and can afford to sustain a total loss of such investment. Seller Parties have such knowledge and experience in financial and business

matters such that the Seller Parties are capable of evaluating the merits and risks of an investment in the Stock Consideration and therefore have the capacity to protect their own interests in connection with the acquisition of the Stock Consideration pursuant hereto.

(d) The Seller Parties and their advisors have been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Stock Consideration which have been requested by Seller Parties or their advisors. Seller Parties and their advisors have been afforded the opportunity to ask questions of Buyer. Seller Parties understand that investment in the Stock Consideration involves a significant degree of risk. Seller Parties acknowledge and agree that Buyer is a public company, subject to the reporting requirements of the Exchange Act, and that Seller Parties have reviewed the Buyer Reports.

(e) Seller Parties represent and warrant that they are acquiring the Stock Consideration for their own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempt from registration under the Securities Act.

(f) Seller Parties understand that the Stock Consideration, until such time as the Stock Consideration has been registered under the Securities Act, or may be sold pursuant to SEC Rule 144, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Stock Consideration, if any.

Section 3.06 Brokers. Except as set forth on Section 3.06 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or any Owner.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization, Authority and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been by the Legacy Company and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Estech Delaware or the Legacy Company is or was prior to the Restructuring licensed or qualified to do business, and the Legacy Company is or was duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by the Company in connection with this Agreement, the Ancillary Documents,

the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized on or prior to the Closing.

Section 4.02 Capitalization.

(a) Seller is the record owner of and has good and indefeasible title to the Purchased Interests, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws). The Purchased Interests constitute 100% of the total issued and outstanding Equity Interests in and of the Company and other than the Purchased Interests there are no other issued and outstanding Equity Interests in the Company. The Purchased Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Documents, Buyer shall own all of the Purchased Interests, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws).

(b) The Purchased Interests were issued in compliance with applicable Laws. None of the Purchased Interests were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which it or its assets are subject or in violation of any preemptive or similar rights of any Person.

(c) Except as set forth on Schedule 4.02 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Equity Interests in the Company or obligating Seller or the Company to issue or sell any Equity Interests (including the Purchased Interests), in the Company. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests.

Section 4.03 Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Section 4.03 of the Disclosure Schedules (each, a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth on Section 4.03 of the Disclosure Schedules, the Company owns, directly or indirectly, all of the capital stock or other Equity Interests of each Subsidiary, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws), and all of the issued and outstanding shares of Equity Interests of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of such Subsidiary's Organizational Documents or any other Contract or Law to which such Subsidiary is subject and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or other rights of any Person. No Subsidiary has outstanding (a) any securities convertible or exchangeable for any shares of its Equity Interests; (b) any rights or options to subscribe for or to purchase shares of its Equity Interests; or (c) any Equity Interest appreciation rights or phantom equity plans. No Subsidiary is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests. There are no agreements to which any Subsidiary is a party with respect to the disposition, voting, registration, or transfer of its Equity Interests. Each of the Subsidiaries is duly organized,

validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power, authority and legal capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is presently conducted. EHS is qualified to do business and is in good standing (or its equivalent) in Texas. The Company does not own or have any interest in any Equity Interests or have an ownership interest in any other Person other than as set forth on Section 4.03 of the Disclosure Schedules.

Section 4.04 No Conflicts; Consents. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents does not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or its Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or its Subsidiaries; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or its Subsidiaries are party or by which the Company or its Subsidiaries is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or its Subsidiaries; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company or its Subsidiaries. Except as set forth in Section 4.04 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

Section 4.05 Financial Statements. Complete copies of the Company's and its Subsidiaries' consolidated unaudited financial statements consisting of a balance sheet as at December 31 in each of the years 2023 and 2024 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended, and a balance sheet as of December 31, 2025 and the related statement of income for the year then ended (the foregoing 2023, 2024 and 2025 financial statements collectively, the "Financial Statements") have been Made Available to Buyer. The Financial Statements have been prepared in accordance with sound accounting principles applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and its Subsidiaries and fairly present the financial condition and operating results of the Company and its Subsidiaries and the Business as of the respective dates they were prepared and for the periods indicated. The balance sheet of the Company and its Subsidiaries, on a consolidated basis, as of December 31, 2024 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company and its Subsidiaries on a consolidated basis as of December 31, 2025 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company and EHS maintain a standard system of accounting established and administered in accordance with GAAP.

Section 4.06 Bank Accounts. Section 4.06 of the Disclosure Schedules sets forth a true and complete list of each bank or financial institution with which the Company and/or EHS has an account or safe deposit box.

Section 4.07 Undisclosed Liabilities. Neither the Company nor EHS has any liabilities, obligations or commitments asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

Section 4.08 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.08 of the Disclosure Schedules, since the Balance Sheet Date, the business of the Company and EHS has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company and/or EHS, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) except with respect to the Restructuring, amendment of its Organizational Documents;

(c) except with respect to the Restructuring, split, combination, reclassification or other change to its Equity Interests;

(d) except with respect to the Restructuring, issuance, sale or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(e) declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests;

(f) material change in any method of accounting or accounting practice, except as required by GAAP or as expressly disclosed in the notes to the Financial Statements;

(g) material change in cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) material change in the budgeting practices, forecasting practices and future projections of the Company or EHS;

(i) incurrence, assumption or guarantee of any Indebtedness other than unsecured current obligations and Liabilities incurred in the ordinary course of business consistent in all respects with past practice;

(j) except with respect to the Restructuring, transfer, assignment, sale or other disposition of any material assets of the Company or its Subsidiaries;

(k) cancellation of any Indebtedness owed to or from the Company or EHS except in the ordinary course of business consistent in all respects with past practice;

(l) material damage, destruction or loss (whether or not covered by insurance) to any of its assets;

(m) capital investment in, or loan to, any other Person;

(n) entry into any Contract that is, or would be, a Material Contract;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, without limitation, any Material Contract) to which the Company or EHS is a party or by which it is bound;

(p) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property or Intellectual Property Agreements of the Company other than non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(q) material capital expenditures;

(r) imposition of any Encumbrance upon any of the properties, equity securities or assets, tangible or intangible, of the Company or EHS;

(s) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000.00; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) except with respect to the Restructuring, loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) other than as required by this Agreement, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy

under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) other than as required by this Agreement, acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000.00, individually (in the case of a lease, per annum) or $25,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(z) except with respect to the Restructuring, action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) a Contract or an agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 Material Contracts.

(a) Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts to which the Company or EHS is a party or which otherwise relates to the Business (collectively, "Material Contracts"):

(i) except for Contacts entered into with customers and sales agents of the Business in the ordinary course of business, each Contract involving aggregate consideration in excess of $50,000.00 on its face;

(ii) all Contracts that require the Company or EHS to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii) all Contracts that provide for the indemnification by the Company or EHS of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) other than agreements entered into with sales agents of the Business, in the ordinary course of business, all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or EHS is a party;

(vi) other than agreements entered into with sales agents of the Business, in the ordinary course of business, all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or EHS is a party;

(vii) all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company or which otherwise impose any Encumbrance upon the Company or EHS or any of its assets;

(viii) except for Contacts entered into with customers and sales agents of the Business in the ordinary course of business, all Contracts with any Governmental Authority to which the Company or EHS is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company or EHS to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts that limit or purport to limit the ability of the Company or EHS to solicit any Person;

(xi) any Contracts to which the Company or EHS is a party that provide for any joint venture, partnership or similar arrangement by the Company or EHS;

(xii) any Contracts to complete or provide products or services under such Contract and which contains a "most favored nations" clause or other clause that purports to adjust pricing or services provided by the Company or EHS based on the terms made available to other customers;

(xiii) all outstanding powers of attorney empowering any Person to act on behalf of the Company or EHS;

(xiv) all Contracts between or among the Company and/or EHS on the one hand and any Related Person on the other hand;

(xv) all collective bargaining agreements or Contracts with any Union to which the Company or EHS is a party; and

(xvi) any other Contract that is material to the Company or EHS and not previously disclosed pursuant to this Section 4.09.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and/or EHS and, to Seller's Knowledge, the other party or parties thereto, in accordance with its terms. Neither the Company, EHS nor, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or

other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct executed copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Made Available to Buyer. Except as set forth on Section 4.09(b) of the Disclosure Schedules, neither Seller nor any Affiliate of Seller is a party to any Material Contracts or any other Contracts which relate to the Business.

Section 4.10 Title to Assets; Real Property.

(a) Neither the Company nor EHS owns, nor has either ever owned, any Real Property. The Company or EHS, as applicable, has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets used in connection with the Business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b) Section 4.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property leased or licensed by the Company or EHS (the "Leased Real Property"); (ii) the landlord under each lease for the Leased Real Property (each, a "Real Property Lease" and, collectively, the "Real Property Leases"), the rental amount currently being paid under the Real Property Leases, and the expiration of the term of the Real Property Leases; and (iii) the current use of each Leased Real Property. With respect to the Leased Real Property, Seller has Made Available to Buyer true, complete, and correct copies of the Real Property Leases and any other lease affecting the Real Property. The Leased Real Property constitutes all of the real property used or held for use by the Company or EHS in the operation of its business and which is necessary to conduct its business as currently operated. Except as set forth on Section 4.10(b) of the Disclosure Schedules, neither the Company nor EHS is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Company's or EHS' business does not violate any Law, covenant, condition, restriction, easement, license, Permit, Governmental Order or Contract. There are no Actions pending or threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Neither the Company nor EHS has received any notice of any violation of Law which remains outstanding or change in the legally permitted use of the Leased Real Property. Neither the Company nor EHS has received any notice of any existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could adversely affect the ability to operate the Leased Real Property as currently operated. Except as set forth on Section 4.10(b) of the Disclosure Schedules, no consent of the landlord under any of the Real Property Leases is required to be obtained in connection with the execution and delivery of this Agreement.

Section 4.11 Condition and Sufficiency of Assets. Except as set forth on Section 4.11 of the Disclosure Schedules, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and EHS are structurally sound, are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is

in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and EHS, together with all other properties and assets of the Company and EHS, are sufficient for the continued conduct of the business of the Company and EHS after the Closing in substantially the same manner as conducted prior to the Closing and as proposed to be conducted and constitute all of the rights, property and assets necessary to conduct the business of the Company and EHS as currently conducted and as proposed to be conducted.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules sets forth all material Intellectual Property owned, licensed or used by the Company or EHS or otherwise necessary for the conduct of the Business as conducted prior to the Closing and as proposed to be conducted.

(b) Section 4.12(b) of the Disclosure Schedules sets forth (i) all Intellectual Property owned or held by any Related Persons that is used in the Business (collectively, the "Licensed IP") and (ii) all Intellectual Property that is used in the Business owned or held by the IP Holder (the "Excluded IP"). The IP Holder has good and valid title to all Licensed IP, free and clear of Encumbrances and neither the IP Holder entering in the IP License Agreement nor any grant of rights thereunder will (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the IP Holder; (ii) require the consent, notice or other action by any Person or result in a violation or breach of or constitute a default under any Contract to which the IP Holder is bound or to which it or its assets are subject; or (iii) result in the creation or imposition of any Encumbrance on any properties or assets of the IP Holder. No other Intellectual Property owned by the IP Holder is used in the Business or is necessary for the conduct of the Business as currently conducted or proposed to be conducted.

(c) Section 4.12(c) of the Disclosure Schedules contains a correct, current and complete list of all material Intellectual Property Agreements of the Company or EHS (A) under which the Company or such Subsidiary is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset, (B) under which the Company or such Subsidiary is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person that is material to the operation of the Company's and EHS' business as currently conducted, and (C) which otherwise relate to the Company's or such Subsidiary's ownership or use of any Intellectual Property in the conduct of its business as currently conducted or proposed to be conducted, in each case excluding (1) confidentiality agreements entered into in the ordinary course of business, (2) Intellectual Property assignment agreements assigning any Intellectual Property rights to the Company or EHS that are entered into with employees and contractors of the Company and EHS in the ordinary course of business, (3) non-exclusive licenses and sublicenses granted in the ordinary course of business to customers, contractors, vendors, or service providers of the Company or EHS, (4) licenses of commercially available off-the-shelf software, software-as-a-service, open source software or freeware and (5) non-exclusive licenses of Intellectual Property that are merely ancillary to, and not a primary purpose of or material to the Intellectual Property Agreement. Seller has Made Available

to Buyer true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto.

(d) The Company or its Subsidiary is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and to the Knowledge of Seller, has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and EHS as currently conducted, in each case, free and clear of all Encumbrances. The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements of the Company or EHS is all of the material Intellectual Property necessary to operate the business of the Company and EHS as presently conducted.

(e) [RESERVED].

(f) All assignments and other instruments necessary to establish, record, and perfect the Company's or EHS's ownership interest in the Intellectual Property Registrations, if any, have been validly executed, delivered, and filed with the relevant Governmental Authority and authorized registrars.

(g) All of the Intellectual Property Registrations of the Company or EHS are valid and enforceable, and all such Intellectual Property Assets are subsisting and in full force and effect. The Company has taken commercially reasonable steps to maintain the Intellectual Property Assets and to preserve the confidentiality of all material trade secrets included in the Intellectual Property Assets, including by either requiring all Persons having access thereto to execute written non-disclosure agreements or otherwise agree to confidentiality and non-disclosure requirements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authority and authorized registrars; except with respect to such Intellectual Property Registrations that the Company determined were no longer feasible to maintain or are no longer important to the business of the Company or EHS. To the Knowledge of Seller, true and complete copies of all file histories, documents, certificates, office actions, formal correspondence, assignments and other instruments relating to the Intellectual Property Registrations that are considered public information in accordance to the relevant Governmental Authority and authorized registrars are publicly available.

(h) Except as set forth on Section 4.12(h) of the Disclosure Schedules, the conduct of the business of the Company and EHS as currently conducted and as formerly conducted in the last six (6) years, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Company and EHS have not in the last six (6) years infringed, misappropriated or otherwise violated and, to the Knowledge of Seller, do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. Except as set forth on Section 4.12(h) of the Disclosure Schedules, to the Knowledge of Seller, no Person has in the last six (6) years infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(i) Except as set forth on Section 4.12(i) of the Disclosure Schedules, there are no, and there have been no, Actions in the last six (6) years (including any opposition,

cancellation, revocation, review or other similar inter partes proceeding), whether settled, pending or, to the Knowledge of Seller, threatened (including in the form of written offers to obtain a license) (A) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries in the conduct of their business, (B) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Assets or the Company's or any of its Subsidiaries' rights with respect to any Intellectual Property Assets, except in relation to the prosecution with the relevant Governmental Authority of the patents and trademarks that are included in the Intellectual Property Registrations or (C) by the Company or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets of the Company or its Subsidiaries. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(j) Neither the Company nor EHS is subject to any outstanding order of any Governmental Authority, or to the Knowledge of Seller, any such prospective order that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property Assets of the Company or EHS in any material respect.

Section 4.13 Privacy and Data Security.

(a) The Company and EHS, and, to the Knowledge of Seller, all vendors, processors or other third parties acting for or on behalf of the Company and EHS in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company or EHS comply and at all times have complied with the Company's privacy and data security policies and, in all material respects, with Privacy Requirements. To the extent required by Privacy Requirements or the Company's privacy and data security policies, (i) Personal Information is Processed by the Company, EHS and any third parties Processing Personal Information on its behalf in an encrypted manner and (ii) Personal Information is securely deleted or destroyed by the Company, EHS and any third parties Processing Personal Information on its behalf.

(b) At all times the Company and EHS have (i) made disclosures to users or customers about its activities involving Processing Personal Information in accordance with applicable Laws, and none of such disclosures made or contained in any of the Company's privacy and data security policies has been inaccurate, misleading, deceptive, or in violation of any Privacy Requirements (including by containing any material omission); and (ii) obtained necessary consents required under applicable Laws to Process Personal Information. To the Knowledge of Seller, all vendors, processors, and other third parties Processing Personal Information for or on behalf of the Company or EHS are and have been in compliance with the Company's privacy and data security policies.

(c) Except as set forth on Section 4.13(c) of the Disclosure Schedules, to the Knowledge of Seller, neither the Company nor EHS have suffered any unauthorized acquisition of, access, disclosure, use, denial of use, alteration, corruption, destruction, deletion, compromise, impairment, intrusion to, loss or breach of Personal Information,

confidential information and/or Systems, including any that (i) constitutes a breach under any applicable Privacy Requirements; or (ii) would trigger a notification or reporting requirement to data protection authorities or data subjects under applicable Privacy Requirements (a "Security Incident"). Neither the Company nor EHS have notified and, to Knowledge of Seller, there have been no facts or circumstances that would require the Company or EHS to notify, any Governmental Authority or other Person of any Security Incident.

(d) Neither the Company nor EHS have received any notice, request, claim, complaint, correspondence or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, (i) relating to any actual, alleged or suspected Security Incident or violation of any Privacy Requirement, the Company's privacy and data security policies or any Person's individual privacy rights involving Personal Information in the possession or control of the Company or Subsidiaries, or held or Processed by any vendor, processor or other third party for or on behalf of the Company; (ii) requiring or requesting the Company or EHS to amend, rectify, cease processing, de-combine, permanently anonymize, block or delete any Personal Information, or to decommission or materially alter the exploitation or operation of the Company's or EHS' operations, in whole or in part; (iii) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (iv) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of, the Company or EHS and there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(e) The Company and EHS have at all times implemented and maintained commercially reasonable security measures, plans, procedures, controls and programs consistent with applicable Privacy Requirements, including, without limitation, (i) written information security programs to (A) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control; (B) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to protect such Personal Information and the operation, integrity and security of its software, Systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance with applicable Privacy Requirements in the case of any Security Incident.

(f) In 2023, the Company and EHS performed a security risk assessment and a privacy impact assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, consistent with applicable Privacy Requirements and consistent with industry standards. The Company and EHS have used reasonable efforts to address and remediate all material threats and deficiencies identified in each such assessment.

(g) The Company and EHS have since 2020 maintained one or more cyber insurance polices that are commercially reasonable and consistent with applicable Privacy Requirements for the nature and volume of Personal Information Processed by or on behalf

of the Company and EHS and are sufficient for compliance with all applicable Laws and Contracts to which the Company or EHS is a party or by which it is bound.

Section 4.14 Accounts Receivable; Accounts Payable.

(a) The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company and/or EHS involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute only valid, undisputed claims of the Company and/or EHS not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and its Subsidiaries, have been determined in accordance with the Company's and EHS' past practices and the same principals and methods used in the preparation of the Financial Statements.

(b) The accounts payable of the Company and EHS reflected on the Interim Balance Sheet and the accounts payable arising after the date thereof have arisen from bona fide transactions entered into by the Company and/or EHS involving the purchase of goods or services in the ordinary course of business consistent with past practice.

Section 4.15 Customers and Suppliers.

(a) Section 4.15(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) (A) the ten (10) largest customers of the Business on a consolidated business by dollar volume of sales for the period ending December 31, 2025 (all customers set forth on Section 4.15(a) of the Disclosure Schedules collectively, the "Top Customers") and (B) the total revenue from each of the Top Customers during such period; (ii) (A) the ten (10) largest vendors of the Business on a consolidated basis by dollar volume of purchases for the period beginning September 1, 2023 and ending August 31, 2025 (all vendors and suppliers set forth on Section 4.15(a) of the Disclosure Schedules collectively, the "Top Vendors") and (B) the total spend with each of the Top Vendors during such period; (iii) (A) the ten (10) largest sales agents of the Business on a consolidated basis by monthly recurring revenue attributable to such sales agents as of February 11, 2026 (all sales agents set forth on Section 4.15(a) of the Disclosure Schedules collectively, the "Top Sales Agents") and (B) the monthly recurring revenue attributable to each of the Top Sales Agents at February 11, 2026.

(b) Except as set forth on Section 4.15(b) of the Disclosure Schedules, since the Balance Sheet Date no Top Customer, Material Customer, Top Vendor or Top Sales Agent has terminated or adversely modified its relationship with the Company or EHS or materially reduced or changed the pricing or the other terms of its business with the Company or EHS. There has been no actual, or, to the Knowledge of Seller, threatened termination, cancellation or limitation of, or any adverse modification or change in, the Company's or EHS' relationship with any Top Customer, Material Customer, Top Vendor or Top Sales Agent or any Top Customer's or Material Customer's purchasing (including,

without limitation, sales volume, sales frequency or sales terms) with the Company and EHS. To the Knowledge of Seller, no Top Customer, Material Customer, Top Vendor or Top Sales Agent is considering or intending to terminate or materially modify its business relationship or purchases or the terms, quantities or frequences of such purchases with the Company or EHS, and, to the Knowledge of Seller, there exists no present or future condition or state of facts or circumstances involving or relating to Top Customers, Material Customers, Top Vendors or Top Sales Agent that could adversely affect the Company, EHS or the Business or prevent the conduct of the Business after the consummation of the transactions contemplated herein and in the Ancillary Documents in substantially the same manner in which they have heretofore been conducted.

(c) Section 4.15(c)(i) of the Disclosure Schedules sets forth a copy or sample of the current form customer agreement used by the Company and EHS. Except as set forth on Section 4.15(c)(ii) of the Disclosure Schedules and except for information that typically varies between customers, such as products, specific services and financial terms, all agreements with customers of the Company and EHS are on materially the same terms as such form agreement.

(d) Section 4.15(d)(i) of the Disclosure Schedules sets forth a copy or sample of the current form sales agent agreement used by the Company and EHS. Except as set forth on Section 4.15(d)(ii) of the Disclosure Schedules and except for information that typically varies between sales agents, such as products and services offered and financial terms, all agreements with sales agents of the Company and EHS are on materially the same terms as such form agreement.

Section 4.16 Insurance. Section 4.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by or on behalf of the Company and EHS or otherwise relating to the assets, business, operations, employees, officers and directors of the Company or EHS (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been Made Available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement assuming that Buyer causes the Company to pay associated premiums for such policies that become due following Closing. Neither Seller nor any of its Affiliates (including the Company and EHS) has received any written notice of cancellation of, premium increase with respect to or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any of the Company or EHS. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Section 4.16 of the Disclosure Schedules sets forth all claims under any insurance policies of the Company or EHS, including the Insurance Policies, during the previous five (5) years. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor EHS is

in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company or EHS is a party or by which it is bound.

Section 4.17 Legal Proceedings; Governmental Orders. Except as set forth on Section 4.17 of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened (i) against or by the Company or EHS or affecting any of the Company's or EHS' properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company or EHS); or (ii) against or by the Company, EHS, Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the Ancillary Documents. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or EHS or any of the Company's or EHS' properties or assets.

Section 4.18 Compliance With Laws; Permits.

(a) The Company and EHS have at all times complied, and are now complying, with all Laws applicable to the Company's or EHS' business, properties or assets. To Seller's Knowledge, neither the Company nor EHS have received notice from any Governmental Authority alleging or indicating a violation of any applicable Law.

(b) All Permits required for the Company or EHS to occupy the Leased Real Property, own their assets, and operate and conduct the Business (collectively, the "Business Permits") have been obtained and are valid and in full force and effect. All fees and charges with respect to the Business Permits that are due and payable as of the date hereof have been paid in full. The Company and EHS have, at all times, complied and are now complying with the terms of all Business Permits. No proceedings are pending or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Business Permit. Each employee of the Company or EHS have all Permits required for each such employee to perform his or her designated duties for the Company and/or EHS (including valid driver's licenses), and no waivers, exemptions or defaults relating thereto exist, nor do any grounds for revocation, suspension or limitation of any Permits exist with respect to such employee Permits.

Section 4.19 Environmental Matters. At all times, the Company and EHS have (a) been in compliance with all Environmental Laws in all material respects; (b) to the Knowledge of the Company, none of the properties occupied by the Company or EHS is contaminated with any Hazardous Materials; and (c) the Company and EHS have all Permits, licenses and other authorizations required under any applicable Environmental Law and the Company and the Subsidiaries, as applicable, are in compliance with such Permits, licenses and other authorizations. As of the date hereof, no Action is pending, or to Seller's Knowledge, threatened, concerning or relating to the operations of the Company or EHS that seeks to impose, or that is reasonably likely

to result in the imposition of, any material liability arising under any Environmental Law upon the Company or EHS.

Section 4.20 Employee Benefit Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by, the Company, EHS or any ERISA Affiliate, or under which the Company, EHS or any ERISA Affiliate has or may have any Liabilities (each, a "Benefit Plan").

(b) For each Benefit Plan, Seller has Made Available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (iv) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan's continued qualification; (v) the two most recent Form 5500 filed with respect to such Benefit Plan; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (vii) with respect to the two most recently completed plan years, nondiscrimination tests performed under the Code; and (viii) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company, EHS or any ERISA Affiliate or, with respect to any period on or after the Closing, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for, to the extent required by GAAP.

(d) None of the Company, EHS or any ERISA Affiliates have incurred or, to the Knowledge of the Company, reasonably expect to incur: (i) any Liabilities under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liabilities to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, EHS or any of their respective Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company, EHS and their ERISA Affiliates have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) None of the Company, EHS or any ERISA Affiliates have now or at any time contributed to, sponsored, or maintained: (i) any "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) any "single-employer plan" as defined in Section 4001(a)(15) of ERISA; (iii) any "multiple employer plan" as defined in Section 413(c) of the Code; (iv) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(h) Except as set forth on Section 4.20(h) of the Disclosure Schedules, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Company, EHS or any ERISA Affiliates have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) There has been no amendment to, announcement by Seller, the Company, EHS or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company or EHS, nor any of their respective Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Except as set forth on Section 4.20(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company, EHS or any ERISA Affiliate to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company, EHS or any of their respective Affiliates to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 4.21 Employment Matters.

(a) Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are employees or independent contractors of each of the Company and EHS as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time, exempt or nonexempt from the Fair Labor Standards Act and similar state and local laws); (iii) hire or retention date; and (iv) current annual base compensation rate, salary, or contract fee. Information regarding the commission, bonus or other incentive-based compensation and each compensation plan to which any employees of the Company and EHS are a party or in which they participate has been Made Available to Buyer. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company and/or EHS for services performed on or prior to the date hereof have been paid in full (or accrued in full and reflected in the Estimated Closing Statement) and there are no outstanding agreements, understandings or commitments of any the Company or EHS with respect to any compensation, commissions, bonuses or fees.

(b) Neither the Company, EHS nor any of their respective Affiliates is, nor have any of them been during the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been during the past five (5) years, any Union representing or purporting to represent any employee of any the Company, EHS or their respective Affiliates, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or EHS or any of their employees. None of the Company, EHS nor any of their respective Affiliates have a duty to bargain with any Union.

(c) Each of the Company and EHS is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices,

including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, whistleblowing, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, pay equity, workers classification (including the classification of independent contractors and exempt and non-exempt employees) child labor, hiring, promotion and termination of employees, background checks, drug testing, salary history inquiries, working conditions, meal and break periods, privacy (including biometric privacy), workplace safety, occupational health and safety, workers' compensation, leaves of absence, paid and unpaid family and medical leave, equitable and appropriate provision of leave, accommodations or benefits in accordance with any federal, state or local law providing such leave, employee trainings and notices, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company or EHS as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company and/or its Affiliates classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company and EHS is in compliance with and has complied with all immigration laws, including Form I-9 requirements, any applicable mandatory E-Verify obligations, and the proper confirmation of employee visas. There are no Actions against the Company or EHS pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, EHS or their respective Affiliates, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, paid and unpaid family and medical leave, unemployment insurance or any other employment related matter arising under applicable Laws nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters.

(d) The Company and EHS have promptly, thoroughly and impartially investigated all employment-related allegations including but not limited to discrimination and sexual harassment allegations of which it is or was made aware within the past five (5) years. With respect to each such allegation, the Company and EHS have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and EHS do not reasonably expect any material Liability with respect to any such allegations. Each of the Company and EHS has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) To the Knowledge of Seller, there are no sexual relationships between any legal or beneficial owner, officer or supervisor-level employee of the Company or any Subsidiary, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand.

(f) The Company and EHS have in their files a U.S. Citizenship and Immigration Services Form I-9 that was validly and properly completed and, if necessary, that has been properly updated, in accordance with applicable legal requirements for each current or former employee of the Company and/or EHS with respect to whom such form is required to be maintained by the Company or EHS. The Company and EHS have not knowingly hired, continued to employ or otherwise used the services of any unauthorized workers. The Company and EHS have not been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Authority.

Section 4.22 Taxes. For purposes of this Section 4.22, unless otherwise specified, references to the "Company" means Legacy Company, ESIP, Estech Delaware and EHS individually, and if the context dictates, collectively.

(a) Except as set forth on Section 4.22(a) of the Disclosure Schedules, all Tax Returns required to be filed with respect to the Company, taking into account any extensions of time to file, have been timely filed by the Company or on behalf of the Company with the appropriate Governmental Authority and such Tax Returns are correct and complete in all respects. All Taxes payable by or with respect to the Company (whether or not shown as due on any Tax Return) have been fully and timely paid. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law).

(b) The unpaid Taxes of the Company (being Taxes not yet due and payable) will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) with respect to the Company set forth or included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(c) Except as set forth on Section 4.22(c) of the Disclosure Schedules, the Company has not been the subject of any audit or investigation by any Governmental Authority with respect to Taxes or Tax Returns for which the statute of limitations has not expired and the Company has received any written notice from any Governmental Authority that it intends to conduct any such audit, investigation or proceeding. There are no waivers or extensions of statutes of limitation with respect to the Taxes or Tax Returns of the Company that are currently in effect. No Action, dispute, claim, deficiency or assessment, with respect to any Tax of or in respect of the Company, is pending or is being conducted or has been threatened by any Governmental Authority. All deficiencies asserted or assessments for Taxes made as a result of any audits or examinations by any Governmental Authority with respect to the Company have been fully paid. No extensions of the period for assessment of any Taxes are currently in effect with respect to the Company.

(d) There are no Encumbrances for Taxes upon the Purchased Interests or any asset of any of the Company (other than Encumbrances for Taxes not yet due and payable).

(e) Seller has Made Available to Buyer true, correct and complete copies of (i) all Tax Returns of the Company relating to taxable periods ending on or after December 31, 2019; and (ii) any audit report issued within the last five (5) years relating to any Taxes due from or with respect to the Company.

(f) No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction that has not been resolved. The Company (i) is not subject to any Tax or required to file any Tax Returns in a jurisdiction where it does not file Tax Returns; (ii) does not nor has ever had, a branch, agency, office or permanent establishment in any jurisdiction outside of the United States, or has, or has never been, subject to Tax or required to file Tax Returns in a jurisdiction outside of the United States; (iii) has never been a member of an affiliated, consolidated, combined, unitary or similar Tax group; or (iv) does not have nor has ever had any liability for any unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(g) All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly withheld, and have been duly and timely paid to the proper Governmental Authorities. The Company has timely and accurately complied with all reporting and record keeping requirements related thereto, including filing of Forms W–2 and 1099s (or other applicable forms). The Company has (i) deducted, withheld and timely paid to the appropriate Governmental Authority all sales, use, ad valorem, and value added Taxes; and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) The Company has never participated in any "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(j) The Company is not a party to, or bound by, any Tax sharing, Tax indemnity agreement, Tax allocation agreement or any other similar arrangement for the sharing of Tax liabilities or benefits (other than any agreement the primary purpose of which is not the sharing or allocation of Taxes entered into in the ordinary course of business).

(k) The Company has never been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(l) The Company has not deferred the inclusion of any amounts in taxable income to taxable periods (or portions thereof) beginning on or after the Closing Date pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 451(c), 455, 456 or 460 of the Code or any corresponding or similar provisions of Law (irrespective of whether or not such deferral is elective).

(m) Neither Buyer nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting (other than any change in the Company's methods of accounting for U.S. federal income tax purposes which may be required as a result of the 3 years of financial statements audit required of the Legacy Company by Buyer), or the use of a cash or an improper method of accounting for a taxable period ending prior to the Closing Date with respect to the Company (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law)); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax Law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax Law); (iv) installment sale or open transaction disposition made prior to the Closing Date by the Company; (v) prepaid or deposit amount received prior to the Closing Date by the Company; (vi) interest held by the Company in a "controlled foreign corporation" (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951, 951A or 965 of the Code; (vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) made prior to the Closing Date; or (viii) debt instrument held by the Company on or before the Closing Date that was acquired with an "original issue discount" as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code. The Company is not required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the "net tax liability" described in Section 965(h)(1) of the Code. The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of any COVID-19 aid).

(n) The Company has not (i) executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Authority; or (ii) been subject to any ruling guidance from any Governmental Authority specific to the Company. No power of attorney with respect to any Tax matter is currently in force with respect to the Company that would, in any manner, bind, obligate, or restrict Buyer or the Company.

(o) Except as set forth on Section 4.22(o) of the Disclosure Schedules, the Company has not taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program (each, a "CARES Act Loan"). To the extent so received, (i) the Company was

eligible for the CARES Act Loan(s) at the time of application, and truthfully and accurately completed the application for that CARES Act Loan; (ii) the Company, and each of its respective Affiliates, correctly determined the maximum loan amount that it was eligible for under the CARES Act; (iii) the loan documents for the CARES Act Loan did not request or otherwise seek amounts in excess of that maximum loan amount; and (iv) if the CARES Act Loan was made pursuant to the Paycheck Protection Program, such CARES Act Loan has been forgiven in full and the Company has no further liability thereunder.

(p) The Company has not, pursuant to the CARES Act, and amendments thereto or the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by Executive Order on August 8, 2020, deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was on or before the Closing Date.

(q) The Legacy Company was, since at least January 1, 2018 until the completion of the Contribution and the filing of the QSUB Election, properly classified as an "S corporation" within the meaning of Sections 1361 and 1362 of the Code for U.S. federal (and applicable state and local) income Tax purposes and all applicable elections under federal, state and local Laws have been properly and timely made for the Legacy Company to have been so treated. Seller has at all times since its formation been properly classified as an "S corporation" within the meaning of Sections 1361 and 1362 of the Code for U.S. federal (and applicable state and local) income Tax purposes and all applicable elections under federal, state and local Laws have been properly and timely made for Seller to be so treated. EHS was at all times since incorporation until December 31, 2023 properly classified as either an "S corporation" within the meaning of Section 1361 and 1362 of the Code or a "disregarded" entity for U.S. federal (and applicable state and local) income tax purposes and all applicable elections under federal, state and local Laws were properly made for EHS to be so treated. At all times since January 1, 2024, EHS was properly classified as a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Immediately following the Contribution and the filing of the QSUB Election and until the effective time of the Conversion, the Legacy Company was properly classified as a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. At all times since the date of its formation, ESIP was disregarded as an entity separate from the Legacy Company (and, following the QSub Election, disregarded as an entity separate from Seller) for U.S. federal, and applicable state and local, income Tax purposes. At all times following the effective times of the Conversion and the EHS Entity Classification Election, the Company and EHS have been properly classified as "disregarded entities" for U.S. federal income Tax purposes and all applicable state and local income Tax purposes. None of the Seller Parties or the Company has taken a position inconsistent with such classifications on any Tax Return, in connection with any Tax proceeding or otherwise.

(r) The Company will not be liable for any Tax under Section 1374 of the Code (or any similar provision of state, local or foreign Tax Law) in connection with the deemed sale of the Company's assets pursuant to the transactions contemplated by this Agreement. The Company has not, in the past five (5) years: (i) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part,

by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code and the Treasury Regulations for U.S. federal income and applicable state and local income Tax purposes.

(s) The Company has not made an election for the Company to make state or local Tax payments intended to be "specified income tax payments" within the meaning of IRS Notice 2020-75.

Section 4.23 Communications Regulatory Matters.

(a) A true and complete list, as of the date hereof, of the following have been Made Available to Buyer (i) all Communications Permits, together with the holders and expiration dates thereof, issued to the Company and/or EHS, and (ii) all pending applications to modify or renew the Communications Permits, or to obtain any new Communications Permits.

(b) The Company does not offer or provide, and is not a reseller of: (i) any analog or circuit-switched telephone service that connects to the public switched telephone network and does not require a broadband connection or Internet Protocol-enabled customer premises equipment for the user to receive calls that originate on, or terminate to, the public switched telephone network; (ii) any common carrier telecommunications services for which international Section 214 authority would be required; or (iii) any services for which blanket domestic Section 214 authority would be required under Section 63.18 of the FCC's rules.

(c) No FCC Permits are required for the lawful operation of the Business as presently conducted.

(d) The Company and EHS have at all times operated in compliance with the Communications Laws and the Communications Permits in all material respects, including but not limited to the Communications Laws governing Interconnected VoIP (including the obligation to report revenues and remit contributions to the Universal Service Fund ("USF") and other applicable state and federal regulatory funds, compliance with the FCC's rules governing customer proprietary network information, emergency calling (911/E911), and disability access, and any obligations under state law to register or obtain authority to operate as a provider of Interconnected VoIP).

(e) All material registrations, reports, documents, filings, submissions or payments (including but not limited to all FCC regulatory fees, state and federal E911 fees, FCC Form 477 reports, FCC Form 499-A, FCC Form 499-Q, and all other reports, fees, or other submissions required to be submitted to the FCC, USAC, or any State Regulator) required to have been filed and/or paid by the Company or EHS under the Communications Laws with respect to the Business have been duly and timely filed and/or paid with the FCC, applicable State Regulator, or other appropriate Governmental Authority or Person and were correct in all material respects when filed.

(f) There are no applications, petitions, complaints, investigations, orders to show cause, cease and desist orders, notices of violation, notices of apparent liability, or orders of forfeiture pending or threatened before the FCC, USAC, or any State Regulator against the Company, EHS or the Business.

(g) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity, enforceability or continuation of any of the Communications Permits, and no waiver of or exemption from any provision of the Communications Laws in effect as of the date of this Agreement, with respect to the Company or EHS or the Communications Permits is necessary.

Section 4.24 Books and Records. The minute books and record books of the Company and EHS, all of which have been Made Available to Buyer, are true and correct and have been maintained in accordance with corporate best practices. The minute books and corporate records of the Company and EHS contain true and correct records of (a) all meetings of the stockholders, members, board of directors, managers and any committees thereof, along with all written materials presented at or provided at such meetings and (b) all actions taken by written consent of, the stockholders, members, the board of directors, managers and any committees thereof. No meeting, or action taken by written consent, of any such stockholders, members, board of directors, managers or committee thereof has been held for which minutes and corporate records have not been prepared and are not contained in such minute books and corporate records. At the Closing, all of those books and records will be in the possession of the Company or EHS.

Section 4.25 Related Party Transactions. Except as set forth on Section 4.25 of the Disclosure Schedules, no equity holder, officer, director or employee of Seller, the Company or any Subsidiary of the Company or any member of the immediate family of any of the foregoing Persons, or any of their respective Affiliates (collectively, "Related Persons") (a) owes any amount to the Company or EHS nor does the Company or EHS owe any amount to, or has committed in writing to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than advances or loans to employees extended in the ordinary course of business); (b) is involved in any business arrangement or other relationship with the Company or EHS (whether written or oral), other than pursuant to an employment arrangement set forth on Section 4.25 of the Disclosure Schedules; (c) owns any property or right, tangible or intangible, that is used by the Company or EHS; (d) has any claim or cause of action against the Company or EHS; or (e) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company or EHS, in each case, other than with respect to any interests held as a passive investment, securities of any Person traded on any national securities exchange if such Related Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

Section 4.26 Anti-Corruption. Neither the Company or EHS, nor any Person acting on behalf of the Company or EHS, has at any time violated, or engaged in any activity, practice or conduct that would violate, any Anti-Corruption Law.

Section 4.27 International Trade. The Company and EHS have conducted all transactions in accordance with applicable provisions of International Trade Laws and Sanctions Laws, and, as of the date of this Agreement, there are no unresolved formal claims and no circumstances that could result in a formal claim, concerning the liability of the Company under such Laws. The Company has obtained all necessary Permits and other consents, notices, waivers, approvals, authorizations, registrations, and declarations required under International Trade Laws and Sanctions Laws and made and timely filed any applicable filings with any Governmental Authority in connection with such activities required in the ordinary course of business. The Company has paid all necessary duties, taxes, fees, penalties, or liquidated damages required under International Trade Laws for which it may be responsible with respect to the import of goods into the United States.

Section 4.28 Sanction Laws. Neither the Company or EHS, nor any of its or their respective Representatives is (a) a Sanctioned Person; (b) organized, resident or located in a Sanctioned Country; or (c) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country.

Section 4.29 Brokers. Other than STS Capital Partners M&A Advisers Inc., which represents Seller in the transactions contemplated by this Agreement or any Ancillary Document, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 4.30 No Other Representations and Warranties. Except for the representations and warranties of the Seller Parties in Article III and this Article IV, as modified by the Disclosure Schedules, none of the Seller Parties, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller Parties or the Company furnished or Made Available to Buyer and its representatives.

Section 4.31 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, including the Ancillary Documents, contains any untrue statement of a material fact.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this

Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 5,000,000 shares of preferred stock, of which none are outstanding and (b) 50,000,000 shares of Buyer Common Stock, of which, as of December 31, 2025, (i) 31,004,327 shares were issued and outstanding, (ii) no shares were held by Buyer's Subsidiaries, (iii) 5,706,000 shares were reserved for future issuance pursuant to equity incentive awards that have been granted or may be granted under the Crexendo, Inc. 2021 Equity Incentive Plan. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Person. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 5.03 No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the other Ancillary Documents to which Buyer is a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, directly or indirectly (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) violate, conflict with or result in (with or without notice or lapse of time) a violation or breach of any Law or Governmental Order to which Buyer may be subject; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Encumbrance pursuant to any Contract to which Buyer is a party or by which Buyer's assets or properties are bound or affected, in each case which would reasonably be expected, individually or in the aggregate, to impair Buyer's ability to perform his, her or its obligations hereunder and to consummate the Acquisition, in each case, as applicable. No authorization of any Governmental Authority, or any other consent, waiver, approval, Governmental Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the consummation of the Acquisition.

Section 5.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make the payment of the Cash Consideration (including any adjustment amounts that may become payable by Buyer under Section 2.07 of this Agreement) and consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.05 Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act or any state securities Laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.07 Litigation. There are no Actions by or against Buyer pending before any Governmental Authority or, to Buyer's knowledge threatened, that (a) could reasonably be expected to be materially adverse to the ability of Buyer to consummate the Acquisition; or (b) challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.01 Confidentiality. From and after the Closing, Seller and the Owners shall, and shall cause their respective Affiliates and their respective Representatives to, hold in confidence and to refrain from using any and all information, whether written or oral, concerning the Company, EHS, the Business, this Agreement and the transactions contemplated hereby and under the Ancillary Documents, except to the extent that Seller or the Owners can show that such information (a) is generally available to and known by the public through no fault of Seller or any Owner, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any Owner, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, Seller Parties may disclose Confidential Information to its Representatives who need to know such Confidential Information for the limited purposes of consummating the Transaction, enforcing the terms of this Agreement and defending any claims from third parties; provided, however that Seller Parties and their Representatives shall use reasonable efforts (including, without limitation, obtaining protective orders and confidential treatment) to protect and keep confidential such Confidential Information and such Confidential Information shall continue to remain subject to the obligations in this Section 6.01 for all other purposes. If Seller, any Owner or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or such Owner shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or such Owner is advised by its counsel in writing is legally required to be disclosed, provided, that Seller and/or such Owner shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Following Closing, Seller shall, as requested by the Company, cooperate with the Company, EHS and Buyer and use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 2.04(f), if any.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company or EHS are a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company and EHS in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use their reasonable best efforts to provide the Company and/or EHS with the rights and benefits of the affected Contract for the term thereof, and, if Seller provide such rights and benefits, the Company, or any of them, shall assume all obligations and burdens thereunder.

Section 6.03 Restrictions on Transfer of Stock Consideration.

(a) In addition to any restrictions imposed by applicable Law or policies of the Buyer relating to Buyer Common Stock (including, without limitation, insider trading policies of the Company), (a) between the Effective Date and the date that is six (6) months following the issuance of the Stock Consideration, no Stock Recipient may sell, transfer, assign, pledge, encumber or dispose any of the Stock Consideration and (b) between the date that is six (6) months following the Effective Date and twelve (12) months following the Effective Date, no Stock Recipient may sell, transfer, assign, pledge, encumber of dispose of more than fifty percent (50%) of the Stock Consideration.

(b) Each Stock Recipient, by executing this Agreement, hereby represents and warrants to Buyer that the statements contained in Section 3.05 are true and correct with respect to itself or themselves (as if each Stock Recipient were substituted for Seller Parties in Section 3.05) as of the date hereof. Each Stock Recipient shall indemnify and defend the Buyer Indemnitees (as defined below) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations or warranties of the Stock Recipient contained in this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Stock Recipient pursuant to this Agreement;

Section 6.04 Seller's Books and Records. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of the latter to occur of the lapse of any tail policy or the respective statutes of limitations following the Closing, the Buyer shall, and shall cause the Company and EHS to: (a) retain the books and records (including personnel files) of the Company and EHS relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and EHS and (b) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records; *provided, however*, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII. All documents and information provided under this Section 6.04 shall be subject to the confidentiality provisions set forth in Section 6.01.

Section 6.05 Company Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company or EHS after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall: (a) retain the books and records (including personnel files) of Seller which relate to the Company and EHS and their respective operations for periods prior to the Closing and (b) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records; *provided, however*, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

Section 6.06 Release of Company. Effective as of the Closing, each of Seller, Eric Suder and Douglas Boyd, on behalf of themselves and each of the Affiliates (excluding, for the avoidance of doubt, the Company and EHS), and each of their respective Representatives, and successors and assigns of any of the foregoing (collectively, the "Seller Releasing Parties"), hereby irrevocably and unconditionally releases, waives and forever discharges Buyer, the Company, EHS and their respective Affiliates, each of their respective past, present and future Representatives, and successors and assigns of any of the foregoing (collectively, the "Buyer Released Parties"), from any and all Actions, causes of action, suits, claims, demands, liabilities, debts, losses, damages, obligations, costs, expenses and judgments, of every kind and nature whatsoever, whether now known or unknown, absolute or contingent, accrued or unaccrued, in law, equity, contract, tort or otherwise (each, a "Claim"), which any of the Seller Releasing Parties ever had, now has or hereafter can, shall or may have against any of the Buyer Released Parties relating to or arising out of the ownership, management or operation of the Company, EHS and/or the Business prior to Closing, provided, however that the foregoing shall not apply to or release any obligations of the Company to any Seller Releasing Party for benefits with respect to such Seller Releasing Party's employment with or employee benefit plans or similar rights from the Group Companies prior to the date hereof (collectively, the "Seller Released Claims"). Notwithstanding anything herein to the contrary, nothing in this Section 6.06 shall release, waive, discharge or otherwise affect (a) any rights or obligations of any Person under this Agreement or the Ancillary Documents; (b) any claims of fraud; or (c) any rights under any directors and officers insurance policies benefitting pre-Closing directors and officers of the Company, including the Tail Policy. Seller hereby irrevocably covenant to refrain from, directly or indirectly (and shall cause each member of the Seller Releasing Parties to refrain from), asserting any Seller Released Claims, or commencing, instituting or causing to be commenced, any Action against any of the Buyer Released Parties with respect to any Seller Released Claim. Seller acknowledge and agree, on behalf of themselves and each Seller Releasing

Party, that there may be facts in addition to or different from what they now know, believe or suspect to exist might hereafter be discovered; nevertheless, it is its intention by entering into this Agreement to fully, finally and forever release, waive and discharge all of the Seller Released Claims, notwithstanding the existence or possible future discovery of any such additional or different facts, and the existence or possible future discovery of any such additional or different facts will in no manner affect this Agreement or the release set forth herein.

Section 6.07 Tail Policy. At or prior to the date hereof, the Company shall obtain a six year, pre-paid and irrevocable directors and officers liability "tail" insurance policy (on terms reasonably satisfactory to Buyer) from an insurance carrier with the same or better credit rating as the Company's previous directors and officers liability insurance carrier (the "Tail Policy"), which Tail Policy shall, among other things, (a) provide policy limits and coverage at least as favorable as the Company's directors and officers liability insurance policy in effect prior to the Closing and (b) provide coverage with respect to matters existing or occurring at or prior to the Closing. All costs and expenses (including premium amounts) to obtain such Tail Policy shall be Seller's responsibility and treated as a Transaction Expense hereunder.

Section 6.08 Representation and Warranty Insurance. Buyer has obtained a buyer-side representation and warranty insurance policy (the "RWI Policy") that is bound and effective as of the date hereof, and in connection therewith, the insurer thereunder has expressly waived any subrogation rights it may have against Seller Parties with respect to any claim made by any insured thereunder; *provided that*, the foregoing waiver shall not apply to any rights relating to any fraud committed by Seller Parties in connection with the transactions contemplated by this Agreement. Buyer agrees not to amend, repeal or modify any provision of the RWI Policy after Closing in a manner adverse to the Seller or any other Seller Indemnitee unless approved in writing by the Seller.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.11 Post-Closing Exclusions. For sixty (60) days following Closing, each of the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to remove the items set forth on Schedule 6.11 (collectively, the "Conditional Exclusions") as exclusions from the RWI Policy. If any of the Conditional Exclusions are unable to be fully removed as exclusions on the RWI Policy within sixty (60) days following Closing, such Conditional Exclusions shall be deemed to be added to Schedule 8.02(d) as of Closing for all purposes.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants. For purposes of this Article VII, unless otherwise specified, references to the "Company" means the Legacy Company, Estech Delaware, ESIP, and EHS individually, and if the context dictates, collectively.

(a) Without the prior written consent of Buyer and unless otherwise contemplated by this Agreement, Seller shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Owners, Seller, the Company, or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the applicable Seller Parties when due. Seller Parties shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Seller shall, at Seller's cost and expense, direct the Company's tax return preparers to timely prepare and file (or cause to be timely prepared and filed) all income Tax Returns required to be filed by the Legacy Company, EHS and ESIP for all income Tax periods ending on or before the date of the Restructuring or the Closing Date, as applicable (each such return, a "Pre-Closing Income Tax Return"), in each case, with such Pre-Closing Income Tax Return being prepared in accordance and consistent with past practices except to the extent otherwise required by Law or a "determination" within the meaning of Section 1313 of the Code. For the avoidance of doubt, Seller Parties shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of Seller, including, for the S-corporation return (Form 1120-S) of Seller for the year that includes the Closing Date, which shall report Seller as a successor and continuation of the Legacy Company for U.S. federal income tax purposes, and will report all income, loss, expense, deduction and other items with respect to the Legacy Company for the Pre-Closing Tax Period, including any gain recognized by Seller resulting from the transactions contemplated in this Agreement. With respect to any Tax Return prepared pursuant to this Section 7.01(c) that is to be filed after the Closing Date, (i) completed drafts of such Tax Return shall be submitted or cause to be submitted to Buyer for Buyer's review no later than thirty (30) days before the due date for filing such Tax Return, (ii) Buyer shall have the right to review and comment upon each such Tax Return delivered to it before the filing thereof and (iii) Seller shall make any changes to such Tax Return reasonably requested by Buyer at least ten (10) days prior to the due date of such Tax Return.

(d) Except for the Tax Returns described in Section 7.01(c), Buyer shall, at Buyer's cost and expense, timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Company, including Tax Returns for any Straddle Periods. Such Tax Returns shall be prepared consistent with the past practice of the Company, except to the extent otherwise required by Law or a "determination" within the meaning of Section 1313 of the Code.

Section 7.02 Termination of Existing Tax Sharing Agreements. Seller shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date. After Closing, none of the Company, Seller nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, from and after Closing, Seller Parties shall indemnify each of the Company, Buyer and each Buyer Indemnitee, and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the Business of the Company for all Pre-Closing Tax Periods ("Pre-Closing Taxes") (d) all Taxes of any Seller Party relating to any Tax periods; (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; provided, however, that any income Taxes for periods ending on or before the date of the Restructuring imposed on the Legacy Company, the Company, or EHS as a result solely from the transactions included in the Restructuring being taxable transactions shall be the sole responsibility of Buyer and not subject to the indemnification provisions in this Section 7.03 (for the avoidance of doubt, the income Taxes of Seller arising from the sale of the Purchased Interest shall be borne solely by the Seller Parties). In each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection therewith, Seller Parties shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller Parties pursuant to this Section 7.03 within ten (10) Business Days after Buyer delivers to Seller written evidence of payment of such Taxes by Buyer or the Company.

Section 7.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth; (ii) imposed in connection with the sale, transfer or assignment of property; or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a "Tax Claim"), provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; *provided, however*, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, *provided further*, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 7.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such mutual cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Payments to Buyer. Any amounts payable to Buyer pursuant to this Article VII may be satisfied, in the same manner as set forth in Section 8.05.

Section 7.08 Intended Tax Treatment; Purchase Price Allocation. The Parties intend for the Acquisition to be treated, for U.S. federal and applicable state and local income tax purposes, as the taxable purchase and sale of one hundred percent (100%) of the assets and liabilities of the Estech Delaware and EHS. The Parties shall file all Tax Returns in a manner consistent with such Tax treatment, and no Party shall take any position that is inconsistent with such Tax treatment, except to the extent otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar provision under state or local law). No later than ninety (90) days after the date that the final Purchase Price is determined, Buyer shall deliver to Seller a schedule allocating the Purchase Price for U.S. federal income Tax purposes (including all amounts treated as consideration applicable income Tax purposes) among the assets of the Company, including in accordance with the principles of Section 1060 of the Code and the Treasury

Regulations thereunder and the methodology set forth on Schedule 7.08 (the "Allocation Statement"). Within thirty (30) days of its receipt of such Allocation Statement, Seller shall notify Buyer in writing whether it has any objection to such Allocation Statement and, if it has any objection, it shall specify the nature and grounds for such objection with particularity, and Buyer and Seller shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If Buyer and Seller do not resolve any dispute with respect to the Allocation Statement within thirty (30) days after the delivery of the written objections to the Allocation Statement by Seller to Buyer, such dispute shall be resolved by the Independent Accountant under the principles of Section 2.07. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. If the consideration is adjusted pursuant to this Agreement, the Allocation Statement shall be adjusted as appropriate, and Buyer and the Seller Parties shall reasonably cooperate in making any such adjustments. Buyer, Seller and the Owners shall file all Tax Returns consistent with the Allocation Statement. None of Buyer, Seller or the Owners shall take any Tax position inconsistent with such final Allocation Statement, except to the extent otherwise required by Law or a final determination within the meaning of Section 1313(a) of the Code (or any similar provision under state or local law).

Section 7.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.22 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.10 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.22 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; *provided*, that (a) the representations and warranties in Sections 3.01 (Organization, Authority and Qualification of Seller), 3.02 (Authority of Seller), 3.03 (No Conflicts; Consents), 3.06 (Brokers), 4.01 (Organization, Authority and Qualification of the Company), 4.02 (Capitalization), 4.03 (Subsidiaries), 4.04 (No Conflicts; Consents), 4.10(a) (Title to Assets; Real Property), 4.20 (Employee Benefit Matters); 4.29 (Brokers), 5.01 (Organization and Authority of Buyer), 5.02 (Capital Stock), 5.03 (No Conflicts; Consents) and 5.06 (Brokers) (collectively, the "Fundamental Representations") shall survive until the expiration of their respective statutes of limitations, (b) the representations and warranties in Section 4.22 (Taxes) shall survive for the full period of all applicable statutes of limitation plus ten (10) days, and (c) in the event of any breach of a representation or warranty by a Party that is determined to be fraud by the final, non-appealable order of a court of competent jurisdiction, such representation or warranty shall survive the Closing and continue in full force and effect without any time limitation. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing for the period explicitly specified therein.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after Closing, Seller (and to the limited extend contemplated by Section 8.05(e), the Owners) shall indemnify and defend each of Buyer and its Affiliates (including the Company) and its and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or any Owner contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or any Owner pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any Owner pursuant to this Agreement;

(c) any Transaction Expenses or Closing Indebtedness to the extent not taken into account in the determination of the Estimated Closing Payment; or

(d) any of the matters set forth on Schedule 8.02(d) (collectively, the "Special Indemnity Matters").

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer shall indemnify and defend Seller the Owners, their respective Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or any liability incurred by the Company or Buyer on behalf of the Company following the Closing Date and that relates to the ownership or operation of the Company and its business following the Closing Date.

Section 8.04 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which

the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense, *provided,* that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, *provided,* that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. If the Indemnifying Party assumes the defense of any Third-Party Claim pursuant to Section 8.04(a), the Indemnified Party will agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, and which releases the Indemnified Party completely in connection with such Third-Party Claim; provided, that such settlement, compromise or discharge: (i) does not impose any equitable

or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder; and (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or its Subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 8.05 Payments; Indemnification Escrow Amount.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to six percent (6%). Such interest

shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(a) shall be satisfied: (i) first from the Indemnification Escrow Amount until the funds in the Indemnification Escrow Account are exhausted or released, and (ii) then, second, to the extent the funds in the Indemnification Escrow Account are exhausted or released, by recourse to the RWI Policy.

(c) All other claims for indemnification by the Buyer Indemnitees under Section 8.02 shall be satisfied (i) first, from the Indemnification Escrow Account until the funds in the Indemnification Escrow Account are exhausted or released, (ii) second, to the extent the funds in the Indemnification Escrow Account are exhausted or released, by recourse to the RWI Policy (to the extent coverage is available) and (iii) thereafter, to the extent that such claims are not covered by the RWI Policy or the RWI Policy is otherwise unavailable (other than as a result of a breach by Buyer of its obligations with respect to the RWI Policy hereunder) to satisfy such claims (and only in such instances), by recourse, in the sole discretion of Buyer, (A) directly from Seller; (B) pursuant to Section 8.05(e); or (C) any combination of (A) or (B).

(d) If Buyer becomes entitled to any distribution of all or any portion of the Indemnification Escrow Amount from the Indemnification Escrow Account pursuant to this Article VIII, Buyer and Seller shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer the amounts to be paid from the Indemnification Escrow Amount to Buyer in accordance with this Agreement.

(e) If the Indemnification Escrow Amount and the RWI Policy (to the extent coverage is available or if unavailable) are not sufficient to satisfy the indemnity obligations under this Agreement, Buyer may either (i) require that the Owners surrender, return and relinquish all or a portion of the Stock Consideration in an amount, based on the fair market value of the applicable Stock Consideration at the time, sufficient to satisfy Seller's obligations or (ii) to the extent permitted under applicable Law or the terms of this Agreement (including, without limitation, Section 6.03) require that the Owners sell all or a portion of the Stock Consideration in an amount sufficient to satisfy Seller's obligations hereunder. Each Owner hereby grants the Company and Buyer the right to instruct the Buyer's transfer agent, without any right of approval or further action required by any Owner, to carry out the transactions contemplated by this Section 8.05(e). Each Owner hereby grants an unconditional and irrevocable power of attorney to Buyer, with full power of substitution, to act on his, her or its behalf to transfer the Stock Consideration or take any actions of the Company or Buyer permitted under this Section 8.05. Notwithstanding the foregoing, this Section 8.05(e) shall not apply to Losses arising under Section 8.02(a) except to the extent such Losses arise out of breaches of Fundamental Representations or fraud.

(f) Without limiting the foregoing, Buyer shall have the right to set off all Losses for which any Buyer Indemnitee has a right to be indemnified pursuant to this Article VIII against any claims or amounts owing to Seller by Buyer.

Section 8.06 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $75,000.00 (the "Basket") and then the Buyer Indemnitees shall be entitled to indemnification for only the amount in excess of the Basket. Seller's aggregate maximum liability to the Buyer Indemnitees under Section 8.02(a) shall not exceed the Indemnification Escrow Amount (the "Cap"), and Seller shall have no further direct or indirect liability and there shall be no further recovery by the Buyer Indemnitees with respect to any claim by the Buyer Indemnitees under Section 8.02(a) once the Seller has made indemnification payments under Section 8.02(a) that in the aggregate are equal to the Cap (provided that the Cap shall not apply to claims for indemnification in respect of any other indemnification obligations hereunder other than Section 8.02(a)).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, and then the Seller Indemnitees shall be entitled to indemnification for only the amount in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) For purposes of this Article VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) Notwithstanding the foregoing, the limitations set forth in Section 8.06(a) and Section 8.06(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations or fraud.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Indemnification Escrow Release. On the Indemnification Escrow Release Date, Buyer and Seller shall deliver a joint instruction letter instructing the Escrow Agent to disburse from the Indemnification Escrow Account to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller, an amount in cash equal to (i) the aggregate amount of funds on deposit in the Indemnification Escrow Account as of the Indemnification Escrow Release Date *minus* (ii) the aggregate amount of all outstanding claims for

indemnification (if any) by Buyer Indemnitees as specified in a certificate (the "Escrow Reserve Notice") that is delivered by Buyer to the Escrow Agent and Seller prior to the Indemnification Escrow Release Date, which certificate shall identify each then outstanding claim by a Buyer Indemnitee for indemnification under Section 8.02 together with Buyer's good faith estimate of the maximum amount for each such indemnification claim. Funds in an amount equal to the aggregate maximum amount of all claims specified on the Escrow Reserve Notice (the "Escrow Reserved Funds") shall remain on deposit in the Indemnification Escrow Account until released to a Buyer Indemnitee in satisfaction of a resolved indemnification claim pursuant to Section 8.02.

(b) After final resolution of an outstanding claim for indemnification identified in the Escrow Reserve Notice, Buyer and Seller shall promptly deliver a joint letter instructing the Escrow Agent to disburse from the Indemnification Escrow Account to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller, the amount of the Escrow Reserved Funds corresponding to such resolved claim (net of any amounts of such Escrow Reserved Funds released to a Buyer Indemnitee in satisfaction of such resolved claim pursuant to Section 8.02).

Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.10 Exclusive Remedies. Subject to Section 9.11, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a Party hereto in connection with the Acquisition and the other transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII. In furtherance of the foregoing, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII. Nothing in this Section 8.10 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party's fraudulent actions or omission, intentional misrepresentation or willful misconduct.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, the Company, Buyer and Seller shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other

representatives and consultants and appraisal fees, costs and expenses) incurred by such Person in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided that Buyer, on the one hand, and Seller, on the other hand, shall each pay one-half of the fees and expenses of the Escrow Agent. In addition, the Parties acknowledge that the Transaction Expenses, which will be deducted from the Purchase Price in accordance with Section 2.03, may include certain fees and expenses of Seller. For the avoidance of doubt, but without duplication of any provision regarding Transaction Expenses set forth herein, Seller shall be responsible for, and shall promptly pay when due, all fees, costs and expenses incurred by the Company prior to Closing in connection with the transactions contemplated by this Agreement, including legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Estech Holdings, Inc. 5124 Arrowhead Lane Plano, TX 75093. E-mail: [***]
with a copy to:	Musgrove Law Firm, P.C. 10000 N. Central Expressway, Suite 1000 Dallas, Texas 75231 E-mail: [***] Attention: H. Len Musgrove, Jr., Esq.
If to Buyer:	Crexendo, Inc. 1225 West Washington Street, Suite 213 Tempe, AZ 85288 E-mail: [***] Attention: Jeffrey G. Korn, Chief Executive Officer

with a copy to: Kutak Rock LLP
124 W Capitol Ave. Suite 2000
Little Rock, AR 72201
E-mail: [***]
Attention: C. David McDaniel

Section 9.03 Interpretation. For purposes of this Agreement, (a) the term "Company" includes its predecessors, including the Legacy Company; (b) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (c) the word "or" is not exclusive; and (d) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment in violation of this Section 9.07 shall be void ab initio.

Section 9.08 No Third-Party Beneficiaries. Except as provided in Section 6.06 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including Docusign or similar service) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13 Calculation of Time. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included. Whenever any determination is to be made, action is to be taken or notice is to be given on a date specified in this Agreement, if the date falls on a Saturday, Sunday or legal holiday, the date of the determination, action or notice shall be extended to the next Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

BUYER:

CREXENDO, INC.

By: /s/ Jeffrey G. Korn
Name: Jeffrey G. Korn
Title: Chief Executive Officer

SELLER:

ESTECH HOLDINGS, INC.

By: /s/ George Platt
Name: George Platt
Title: Chief Executive Officer & Authorized Signatory

OWNERS:

/s/ Eric Suder
Eric Suder

/s/ Douglas Boyd
Douglas Boyd

STOCK RECIPIENTS:

For the limited purposes set forth in Sections 2.04 and 6.03:

/s/ Eric Suder
Eric Suder

/s/ Douglas Boyd
Douglas Boyd

/s/ Jason Hearon
Jason Hearon

/s/ George Platt
George Platt

/s/ Harvey Wende
Harvey Wende

/s/ Jim Szukala
Jim Szukala

/s/ Eric Vergati
Eric Vergati

Exhibit A

Defined Terms

The following terms have the meanings specified in this Exhibit A. "Accounting Principles" means sound accounting principles consistently applied, which shall be the same as the principles, practices, methodologies and procedures used by the Company in preparation of the Financial Statements.

"Action" means any third-party claim, action, cause of action, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Documents" means each and every document or agreement to be executed and delivered between the Parties at the Closing.

"Anti-Corruption Laws" means the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010), and all other Laws of any jurisdiction concerning or relating to bribery, money laundering or corruption.

"Average Share Price" means $6.64, which is the average closing per share price, as reported by Bloomberg, of Crexendo, Inc. (NASDAQ: CXDO) for the twenty (20) Business Days prior to February 20, 2026.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Tempe, Arizona are authorized or required by Law to be closed for business.

"Buyer Reports" means all required reports, forms, schedules, registration statements and other documents filed with the Securities Exchange Commission by the Buyer.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and/or extended, including but not limited to the amendments effected by the Consolidated Appropriations Act of 2021 (together, in each case, with all rules and regulations and guidance issued by any Governmental Authority with respect thereto).

"Closing Indebtedness" means the actual Indebtedness of the Company as of immediately prior to the Closing.

"Closing Transaction Expenses" means the actual unpaid Transaction Expenses of the Company as of immediately prior to the Closing.

"Closing Date Payment" means an amount submitted by Buyer to Seller equal to (a) the Cash Consideration, plus (b) the Working Capital Overage, if any, minus (c) the Working Capital Underage, if any, minus (d) the Closing Indebtedness, minus (e) the Transaction Expenses, minus (f) the Escrow Amounts; minus (g) the Closing Option Proceeds and Expenses.

"Closing Option Proceeds and Expenses" means the actual Option Proceeds and Expenses paid at or following Closing.

"Closing Working Capital" means the Net Working Capital as of the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., including amendments by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996, and as may be further amended.

"Communications Laws" means Communications Act and the rules, regulations and published policies promulgated by the FCC thereunder, and the State Communications Laws.

"Communications Permits" means the FCC Permits, the State Communications Permits, and all other licenses, permits, certificates, franchises, registrations and other governmental authorizations, consents and approvals issued by any Governmental Body under the Communications Laws.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and arrangements, whether written or oral, in each case, which are legally binding.

"Current Assets" means, without duplication, the aggregate current assets of the Company, as determined in accordance with the Net Working Capital sample set forth on Exhibit B hereto, *provided*, that "Current Assets" shall not include (a) the Closing Date Payment or Estimated Closing Payment or any component thereof, (b) any accounts receivable (i) greater than ninety (90) days outstanding or (ii) from any Related Person, (c) the portion of any prepaid expenses of which Buyer will not receive the benefit following the Closing, or (d) any deferred Tax assets.

"Current Liabilities" means, without duplication, the aggregate current liabilities of the Company, as determined in accordance with the Net Working Capital sample set forth on Exhibit B hereto, *provided*, that "Current Liabilities" shall not include (a) any payables to any Related Person or (b) any deferred Tax liabilities.

"Disclosure Schedules" means the disclosure schedules attached hereto and incorporated herein by reference.

"Dollars" or "$" means the lawful currency of the United States.

"Employment Agreements" means any and all employment agreements entered into by and between the Company or EHS on the one hand and any employee, independent contractor or other

Representative of the Company or EHS on the other hand prior to Closing, including, without limitation, those agreements set forth, or required to be set forth, on Section 4.09(a)(vi) of the Disclosure Schedules.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to the collection, transport or disposal of trash or solid waste; (b) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (c) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests (including phantom interests), and any and all warrants, options or rights to purchase or otherwise acquire any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with any of the Company or any of their Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Escrow Agent" means Truist Financial Corporation.

"Escrow Agreements" means the Indemnification Escrow Agreement and the Purchase Price Adjustment Escrow Agreement.

"Escrow Amounts" means the sum of the Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount.

"Estimated Closing Statement Date" means the date that is five (5) Business Days prior to the Closing Date.

"FCC" means the Federal Communications Commission.

"FCC Permits" means all licenses, permits, certificates, franchises, registrations and other governmental authorizations, consents and approvals issued by the FCC under the Communications Laws.

"GAAP" means United States generally accepted accounting principles in effect on the date hereof, applied in a manner consistent with the relevant Person's past practices.

"Governmental Authority" means any federal, state, county, city, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

"Indebtedness" means, without duplication, all Liabilities (including principal, accrued interest, prepayment penalties or premiums, breakage costs, and commitment or other fees and costs and expenses related thereto) of the Company, or of Seller to the extent relating to the Business, for: (a) borrowed money; (b) debt evidenced by notes, bonds, debentures, mortgages, or similar instruments; (c) any leases required to be recorded as capital or finance leases under GAAP; (d) unpaid bonuses, severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto, in each case, solely to the extent not taken into account as Transaction Expenses; (e) interest rate or currency swap arrangements, hedging arrangements, and any other derivative instruments or arrangements, in each case assuming such instruments or arrangements were terminated as of immediately prior to Closing; (f) the deferred purchase price of property, services, assets, or securities, including "earn-outs", seller notes, purchase price adjustments, and similar payment obligations (whether contingent or otherwise) and, if applicable,

the employer portion of any payroll Taxes or similar Taxes due in connection with any such payments; (g) performance bonds, letters of credit, surety bonds, bankers' acceptances, or similar facilities (to the extent drawn upon); (h) any declared but unpaid dividends or distributions; (i) any obligations (including payroll Taxes) deferred pursuant to the CARES Act; (j) any accrued but unpaid Pre-Closing Taxes; (k) guaranties and other obligations in respect of indebtedness described in clauses (a) through (j) above or that are otherwise secured by an Encumbrance on any asset of the Company, but without duplicating such items already included in clauses (a) through (j) above.

"Indemnification Escrow Account" means the escrow account established under the Indemnification Escrow Agreement.

"Indemnification Escrow Agreement" means that certain Escrow Agreement by and among Seller, on behalf of Seller, Buyer and the Escrow Agent established for purposes of any indemnification claims under Article VIII and in form and substance mutually acceptable to Buyer and Seller.

"Indemnification Escrow Amount" means an amount equal to $75,000.00.

"Indemnification Escrow Release Date" means the Business Day immediately following the date that is twelve (12) months following the Effective Date.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including: (a) issued patents and patent applications; (b) copyrights and registrations and applications for registration thereof; (c) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; and (d) internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X, Facebook and other social media companies and the content found thereon and related thereto, and URLs.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other contracts or agreements, whether written or oral, relating to Intellectual Property that is used or held for use in the conduct of the Business as conducted immediately prior Closing to which the Company or EHS is a party.

"Intellectual Property Assets" means all Intellectual Property that is owned by the Company or EHS and used or held for use in the conduct of the Business as currently conducted, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property and (b) Actions with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other

legal or equitable relief for past, present or future infringement, misappropriation, or other violation thereof.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any active issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"International Trade Laws" means any applicable, import, export control, anti-money laundering, and anti-boycott Laws of any jurisdiction in which the Company is incorporated or doing business, including the Tariff Act of 1930, as amended, and other applicable Laws administered or enforced by the U.S. Customs and Border Protection; the Export Administration Regulations administered by the U.S. Department of Commerce's Bureau of Industry and Security; the International Traffic in Arms Regulations administered by the U.S. Department of State's Directorate of Defense Trade Controls; anti-money laundering Laws, including the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act"); and the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

"IP Holder" means ESIP.

"IP License Agreement" means that certain Intellectual Property License Agreement entered into by and between the IP Holder and Buyer pursuant to which the IP Holder licenses the Licensed IP to Buyer.

"Knowledge of Seller" or "Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of Seller, Eric Suder, Douglas Boyd, George Platt, James Szukala and Eric Vergati after reasonable inquiry.

"Knowledge of Owner" or "Owners' Knowledge" or any other similar knowledge qualification, means the actual knowledge of the Owners after reasonable inquiry.

"Law" means any applicable statute, law, ordinance, permitting requirements, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Lock-Up Provisions" means the restrictions and provisions set forth in Section 6.03.

"Loss(es)" means losses, damages, liabilities, judgments, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers thereto.

"Made Available to Buyer" means that a document or other information was uploaded to the Virtual Data Room at least two (2) Business Days prior to the date of this Agreement and not subsequently removed or deleted prior to the Closing.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that, individually or in the aggregate, is materially adverse to (a) the Business, (b) the operations, assets,

Liabilities, financial condition, operating results or customer or supplier relationships of the Company, or (c) the ability of Seller to consummate the Acquisition or the other transactions contemplated hereby; *provided, however*, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes, conditions or effects in the United States or foreign economies or securities or financial or credit markets in general (including changes in interest rates or the availability of financing); (iii) changes, conditions or effects that generally affect the industries in which the Company operate; (iv) any change, effect or circumstance resulting from an action required by this Agreement; (v) Governmental Orders or Actions of any Governmental Authority or the effect of any changes in applicable Laws or accounting rules, including GAAP; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God; *provided further*, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (v) or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industry in which the Company operates (and then only to the extent of such disproportionate impact).

"Material Customers" means the top twenty-five (25) largest customers of the Business on a consolidated business by dollar volume of sales for each of the period ending December 31, 2025.

"Net Working Capital" means, without duplication, an amount (which may be positive or negative) equal to: (a) the Current Assets, *less* (b) the Current Liabilities, as determined in accordance with the Net Working Capital sample calculation set forth on Exhibit C hereto and applying the Accounting Principles.

"Option Proceeds and Expenses" means the sum of (a) the aggregate proceeds paid by or through the Company to cashout all option holders of the Company or Seller, plus (b) the employer portion of or obligations for any payments, taxes and costs associated with paying the cashout for all option holders of the Company or Seller, plus (c) the employer portion of or obligations for any payments, taxes and costs associated with the value of the options being paid in the form of Stock Consideration, minus (d) the strike price for all cashed out (whether receiving cash and/or Stock Consideration) option holders of the Company or Seller.

"Organizational Documents" means: (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

"Owner Restrictive Covenants Agreement" means the Restrictive Covenants Agreements with Eric Suder and Douglas Boyd.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from or issued by Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Personal Information" means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including but not limited to name, street address, date of birth, telephone number, email address, photograph, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, neural or biological data, or any other information that is considered "personally identifiable information," "personal information," or "personal data" under applicable Law.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Privacy Requirements" means all applicable Laws, Governmental Orders, guidance or technical standard issued by any Governmental Authority, industry requirements, and Contracts concerning the privacy, security, or Processing of Personal Information, including but not limited to, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

"Processing" means any operation performed on Personal Information or that relevant Privacy Requirements include in the definition of processing, processes, or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, hosting, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Information.

"Purchase Price Adjustment Escrow Agreement" means that certain Escrow Agreement by and among Seller, Buyer and the Escrow Agent established for purposes of the adjustments set forth in Section 2.07 and in form and substance mutually acceptable to Buyer and Seller.

"Purchase Price Adjustment Escrow Amount" means $500,000.00.

"Real Property" means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

"Representative" means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Sanctioned Country" means any country or region that is or has in the last five years been the subject or target of a comprehensive embargo under U.S. or other relevant jurisdiction's trade or economic sanctions (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the Donetsk People's Republic ("DNR") or the Luhansk People's Republic ("LPR") in Ukraine).

"Sanctioned Person" means: (a) any individual or entity listed on any applicable U.S. or other relevant jurisdiction's list, including the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") Specially Designated Nationals and Blocked Persons List (collectively "Blocked Person(s) Lists"); (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons included on a Blocked Person(s) list; (c) any Person who ordinarily resides in, or entities located in, or formed under the laws of, any country or region that is the subject or target of a U.S. or other relevant jurisdiction's comprehensive trade sanction or embargo (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the DNR and the LPR regions of Ukraine); and (d) any individual or entity listed on any other applicable U.S. or other relevant jurisdiction's restricted party list, including the Entity List maintained by the U.S. Commerce Department's Bureau of Industry and Security.

"Sanctions Laws" means all applicable U.S. or other relevant jurisdiction's Laws relating to economic or trade sanctions, including the Laws administered or enforced by OFAC.

"Seller Restrictive Covenants Agreement" means the Seller Restrictive Covenants Agreement in the form satisfactory to Buyer.

"State Communications Laws" means any applicable law of a State Regulator or other Governmental Authority of any state, municipality, or similar local authority governing the provision of cable television services, broadband communications services, and/or telecommunications services, including local exchange services, competitive access services, incumbent local exchange services, resale services, rural local exchange services, voice-over-Internet Protocol, or other voice and/or data services.

"State Communications Permits" means all licenses, permits, certificates, franchises, registrations and other governmental authorizations, consents and approvals issued by any State Regulator under the Communications Laws.

"State Regulator" means (a) any state public utility commission, state public service commission or similar body; (b) any state or local cable franchise authority; or (c) any other state agency with jurisdiction over the Company or EHS under the Communications Laws.

"Systems" means the computer hardware, servers, networks, platforms, peripherals, data communication lines, software, and other information technology equipment and related systems and cloud-based services that are owned, purported to be owned, or used by the Company or EHS.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes and filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

"Tax" means (and, with correlative meaning, "Taxes", "Taxable", "Taxation" and "Taxing") means (a) any federal, state, local, or non-U.S. income, corporation, capital gains, excise, withholding, insurance, estimated, gross receipts, ad valorem, sales, use, goods and services, stamp, premium, employment, unemployment, occupation, disability, registration, environmental, customs duties, escheat, unclaimed property, franchise, profits, gains, property, transfer, payroll, social security, intangibles or other tax, duty, charge, penalty, assessment and other governmental taxes of any kind whatsoever, including any interest or addition thereto, whether disputed or not; (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract or otherwise.

"Transaction Expenses" means (a) all fees, costs and expenses incurred by Seller or the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including legal, accounting, investment banking, broker's, finder's and other professional or advisory fees, costs and expenses, (b) any fees and expenses incurred by Seller or the Company associated with obtaining necessary or appropriate waivers, consents or approvals of any Person or Governmental Authority or associated with obtaining the release and termination of any Encumbrances as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, (c) all costs associated with the Tail Policy, (d) fifty percent (50%) of the premium, fees and expenses related to or for the RWI Policy, (e) fifty percent (50%) of the fees and costs associated with the Escrow Accounts, and (f) all amounts payable by Seller or the Company, whether immediately or in the future, under any "change of control," bonus, retention, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including all Option Proceeds and Expenses.

"Treasury Regulations" means the regulations promulgated by the United States Treasury Department under the Code.

"Virtual Data Room" means the "Project Mercury" virtual data room hosted by idealsvdr.com.

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

"Working Capital Target" means $0.00.

Exhibit B

List of Owners

Exhibit C

Net Working Capital Sample Calculation

See attached.

Schedule 2.04

Stock Recipients

Schedule 2.05(f)

Required Consents

Schedule 2.07(h)

Purchase Price Adjustment Examples

Schedule 6.11

Conditional Exclusions

Schedule 7.08

Allocation Statement

Schedule 8.02(d)

Special Indemnity Matters